AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 10, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

ENERNORTH INDUSTRIES, INC.

Common Stock, No Par Value

Commission File Number – 001-31336

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature; and

(d)

Section 1003(c)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company if advice has been received, deemed by the Exchange to be authoritative, that the security is without value.

2.

The Common Stock of EnerNorth Industries, Inc. (the “Company” or “EnerNorth”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net (losses) as follows:

Fiscal years ended

June 30,

Net (Loss)

2006

($5,383,000)

2005

($1,289,000)

2004

($3,375,000)

2003

($8,047,000)

(b)

At June 30, 2006 the Company reported shareholders’ equity of $867,000.

(c)

On March 20, 2007, the Company filed an Assignment in Bankruptcy under the Bankruptcy and Insolvency Act (Canada).

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On December 12, 2006 the Company was notified by the Amex that following a review of the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2006, EnerNorth was not in compliance Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4 million and losses from continuing operations and net losses in three of its four most recent fiscal years. The Company was given the opportunity to submit a plan by January 12, 2007 outlining its plan to regain compliance with Amex continued listing standards within a maximum of 18 months.

(b)

The Company submitted its plan to regain compliance on January 11, 2007 (the “Plan”). On March 29, 2007, the Exchange notified EnerNorth it had determined to initiate immediate delisting proceedings against the Company based on the Staff’s determination that that the Plan did not make a reasonable demonstration that the Company could regain compliance within the required timeframe (the “Staff Determination”).

(c)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, EnerNorth was given a limited right to appeal the Staff determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”) by April 5, 2007. A request for hearing was not received by the prescribed deadline.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Ms. Sandra Hall President and Secretary of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC